Exhibit 99.1

CONTACTS:	PR2004- CORP06

Dave Vadasz, investor relations

408.503.7200

dave.vadasz@palmOne.com

Marlene Somsak, media relations

408.503.2592

marlene.somsak@palmOne.com

palmOne Announces Transition of Chief Financial Officer

MILPITAS, Calif., April 30, 2004 — palmOne, Inc. (Nasdaq: PLMO) today announced that Judy Bruner, senior vice president and chief financial officer, will leave palmOne to become executive vice president, administration and chief financial officer of SanDisk Corporation (Nasdaq: SNDK). Bruner has served on the SanDisk board of directors since July 2002.

Bruner joined palmOne as senior vice president and chief financial officer in September 1999 following 11 years at 3Com Corp. She will remain with palmOne through June 18 to facilitate a smooth transition. The company has launched a search for her successor. Philippe Morali, palmOne vice president of corporate development and treasury, will serve as acting chief financial officer.

“Judy has made many valuable contributions to our company, and we thank her for her service,” said Todd Bradley, palmOne president and chief executive officer. “She has been a key member of the executive team, helping guide the company through its spin-off from 3Com, its initial public offering, and its recent acquisition of Handspring. She brought strong financial management and compliance to our business operations and developed a skilled finance and accounting team. We appreciate Judy’s help to ensure a smooth transition, and we wish her well in the next phase of her career.”

Morali joined palmOne in February 2000 as vice president, corporate development, and has since assumed responsibility for the company’s credit, risk, investor relations and treasury functions. He has 16 years of experience in the technology industry, and in finance, sales and corporate development. He holds a bachelor’s degree in management from the University of Geneva, Switzerland, and a master’s in business administration from the Columbia University Graduate School of Business in New York.

About palmOne, Inc.

palmOne, Inc. delivers what matters most to customers — whether a single consumer or company of thousands — enabling users to improve their personal lives and professional productivity through mobile devices and solutions.

palmOne is the name adopted in October 2003 by Palm, Inc., when it spun off PalmSource, Inc., maker of the Palm OS(R) platform software, and acquired Handspring, Inc. Uniting the Zire(TM), Tungsten(TM) and Treo(TM) subbrands, the creation of palmOne launched a new, stronger market leader in handheld computer and communications hardware and software solutions.

More information about palmOne, Inc. is available at http://www.palmOne.com.

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palmOne, Zire, Tungsten, Treo and Palm OS are among the trademarks or registered trademarks owned by or licensed to palmOne, Inc. or its subsidiaries. All other brand and product names are or may be trademarks of, and are used to identify products or services of, their respective owners.